Investor Relations Contact:	Exhibit 99.1
Lori Owen
Xilinx, Inc.
(408) 879-6911
ir@xilinx.com

XILINX ANNOUNCES FIRST QUARTER FISCAL 2009 RESULTS;
SALES INCREASE 3% SEQUENTIALLY

  Record sales of $488.2 million in fiscal Q1

  Gross margin of 63.8%

  Industrial and Other sales reach record level

SAN JOSE, CA, JULY 16, 2008-- Xilinx, Inc. (Nasdaq: XLNX) today announced record net revenues of $488.2 million in the first quarter of fiscal 2009, up 3% sequentially from the prior quarter and up 9% compared to the same quarter a year ago. First quarter net income was $83.9 million, or $0.30 per diluted share, including previously announced pre-tax restructuring charges of $19.5 million as well as a pre-tax charge of $4.6 million related to impairment losses on equity investments. Collectively these charges totaled $24.1 million, or approximately $0.07 per diluted share.

The Xilinx Board of Directors declared a quarterly cash dividend of $0.14 per outstanding share of common stock, payable on August 27, 2008 to all stockholders of record at the close of business on August 6, 2008.

Additional first quarter comparisons are represented in the charts below:

GAAP Results
(In millions, except EPS)

				Growth Rates
	Q1 FY 2009	Q4 FY 2008	Q1 FY 2008	Q-T-Q	Y-T-Y
Net revenues	$488.2	$475.8	$445.9	3%	9%
Operating income	$107.0	$117.0	$97.5	-9%	10%
Net income	$83.9	$96.5	$84.3	-13%	0%
Diluted earnings per share	$0.30	$0.34	$0.28	-12%	7%

Sales from New Products increased 15% sequentially in the June quarter representing 42% of total sales, up from 28% in the same quarter a year ago. Virtex®-4 FPGA sales were particularly strong during the quarter driven by applications in the communications, defense and medical end markets.

Sales from the Asia Pacific region increased 15% sequentially in the June quarter reaching a record 32% of total sales, up from 29% in the same quarter a year ago. Strong sales growth was driven primarily by communications customers within the region as well as US-based communications customers with manufacturing operations in Asia Pacific.

“We reported a solid quarter in spite of macroeconomic headwinds,” said Moshe Gavrielov, Xilinx President and Chief Executive Officer. “In addition to achieving record sales in the June quarter, our gross margin continued to improve due to disciplined efforts in the areas of yield improvement and cost reduction. Gross margin in the June quarter was 63.8%, up from 63.4% in the prior quarter and up from 62.2% in the same quarter a year ago.”

Net Revenues by Geography:

	Percentages			Growth Rates
	Q1	Q4	Q1
	FY 2009	FY 2008	FY 2008	Q-T-Q	Y-T-Y
North America	35%	38%	39%	-4%	-1%
Asia Pacific	32%	28%	29%	15%	21%
Europe	23%	23%	22%	1%	14%
Japan	10%	11%	10%	-3%	9%

Net Revenues by End Market:

	Percentages			Growth Rates
	Q1	Q4	Q1
	FY 2009	FY 2008	FY 2008	Q-T-Q	Y-T-Y
Communications	42%	42%	45%	3%	2%
Industrial & Other	33%	33%	32%	5%	16%
Consumer & Automotive	16%	17%	15%	-2%	13%
Data Processing	9%	8%	8%	3%	17%

Net Revenues by Product*:

	Percentages			Growth Rates
	Q1	Q4	Q1
	FY 2009	FY 2008	FY 2008	Q-T-Q	Y-T-Y
New	42%	38%	28%	15%	64%
Mainstream	40%	42%	50%	-2%	-12%
Base	12%	14%	16%	-14%	-19%
Support	6%	6%	6%	-5%	8%

*Products are classified as follows:

New Products: Virtex-5, Virtex-4, Spartan®-3, and CoolRunner™-II products
Mainstream Products: Virtex-II, Spartan-II, CoolRunner and Virtex-E products
Base Products: Virtex, Spartan, XC4000 and XC9500 products
Support Products: Configuration solutions, HardWire, Software & Support/Services

Highlights – June Quarter Fiscal 2009

➢	Sales from products manufactured using 90nm and 65nm process technologies reached record levels in the June quarter exceeding 40% of total sales, up from 26% in the same quarter a year ago. Xilinx’s successful introduction of the Virtex-5 family in May 2006 has enabled the Company to achieve significant 65nm sales leadership over PLD competitors. Xilinx estimates that it currently supplies approximately 90% of the PLD industry’s 65nm sales. Virtex-5 devices continue to generate strong design win momentum across a broad range of end markets.

➢	Industrial and Other sales reached record levels in the June quarter driven by growth from the defense, industrial, scientific and medical applications. Xilinx FPGAs are ideally suited for many of the applications in this space due to their high DSP performance, embedded processing functionality and integration capabilities. Sales from Industrial and Other applications represented 33% of total sales in the June quarter, up from 22% three years ago.

Key Statistics:

	Q1	Q4	Q1
	FY 2009	FY 2008	FY 2008
Annual Return on Equity (%)*	20	22	18
Operating Cash Flow ($M)	158	102	126
Depreciation Expense ($M)	15	14	12
Capital Expenditures ($M)	10	6	16
Combined Inventory Days	93	92	101
Revenue Turns (%)	59	60	57

*Return on equity calculation: Annualized net income/average stockholders’ equity

Business Outlook – September Quarter Fiscal 2009

➢	Revenues are expected to be between up 1% to down 3% sequentially.

➢	Gross margin is expected to be in the range of 63% to 64%.

➢	Operating expenses are expected to be approximately $180 million including $1 million to $2 million of previously announced restructuring charges.

➢	Other income including interest expense is expected to be approximately $5 million.

➢	Tax rate is expected to be approximately 22%.

➢	Fully diluted share count is expected to be approximately 277 million shares.

This release contains forward-looking statements and projections. Forward-looking statements and projections can often be identified by the use of forward-looking words such as “expect,” “may,” “will,” “could,” “believe,” “anticipate,” “estimate,” “continue,” “plan,” “intend,” “project” or other similar words. Undue reliance should not be placed on such forward-looking statements and projections, which speak only as of the date they are made. We undertake no obligation to update such forward-looking statements. Actual events and results may differ materially from those in the forward-looking statements and are subject to risks and uncertainties including the general health of global economies as well as of the semiconductor industry, the health of our end markets and our customers’ customers, our ability to forecast end customer demand, customer acceptance of our new products, the ability of our customers to manage their inventories, a high dependence on turns business, more customer volume discounts than expected, greater product mix changes than anticipated, fluctuations in manufacturing yields, our ability to deliver product in a timely manner, our ability to successfully manage production at multiple foundries, variability in wafer pricing, and other risk factors listed in our most recent Form 10-K.

About Xilinx

Xilinx, Inc. (NASDAQ: XLNX) is the worldwide leader of programmable logic solutions. Additional information about Xilinx is available at http://www.xilinx.com. Xilinx, the Xilinx logo, Virtex, Spartan, ISE, and other brands designated herein are trademarks of Xilinx in the United States and other countries. All other trademarks are the property of their respective owners.

XILINX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	June 28,	March 29,	June 30,
	2008	2008	2007
Net revenues	$488,246	$475,760	$445,912
Cost of revenues	176,506	173,974	168,478
Gross margin	311,740	301,786	277,434
Operating expenses:
Research and development	90,734	90,888	87,870
Selling, general and administrative	93,004	92,469	90,199
Amortization of acquisition-related intangibles	1,425	1,426	1,897
Restructuring charges	19,536	-	-
Total operating expenses	204,699	184,783	179,966

Operating income	107,041	117,003	97,468
Impairment loss on investments	(4,621)	(2,850)	-
Interest and other, net	5,705	5,328	13,533
Income before income taxes	108,125	119,481	111,001
Provision for income taxes	24,196	23,002	26,723
Net income	$83,929	$96,479	$84,278

Net income per common share:
Basic	$0.30	$0.34	$0.28
Diluted	$0.30	$0.34	$0.28

Cash dividends declared per common share	$0.14	$0.12	$0.12

Shares used in per share calculations:
Basic	278,165	284,523	297,720
Diluted	280,881	286,321	303,198

XILINX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 28,	March 29,
	2008	2008
	(Unaudited)	(1)
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$1,238,713	$1,296,435
Accounts receivable, net	205,480	249,147
Inventories	140,372	130,250
Deferred tax assets and other current assets	147,933	144,364
Total current assets	1,732,498	1,820,196
Net property, plant and equipment	398,882	404,430
Long-term investments	607,253	564,269
Other assets	352,422	348,212
Total Assets	$3,091,055	$3,137,107

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$237,681	$228,988
Deferred income on shipments to distributors	99,789	111,678
Total current liabilities	337,470	340,666
Convertible debentures	999,552	999,851
Deferred tax liabilities	100,548	84,486
Other long-term liabilities	43,894	40,281
Stockholders’ equity	1,609,591	1,671,823
Total Liabilities and Stockholders’ Equity	$3,091,055	$3,137,107

     (1) Derived from audited financial statements

XILINX, INC.
SUPPLEMENTAL FINANCIAL INFORMATION
(Unaudited)
(In thousands)

	Three Months Ended
	June 28,	March 29,	June 30,
	2008	2008	2007
SELECTED CASH FLOW INFORMATION:
Depreciation	$15,420	$13,876	$12,446
Amortization	4,226	4,219	4,605
Stock-based compensation	14,164	17,697	16,521
Net cash provided by operating activities	158,497	101,841	126,324
Purchases of property, plant and equipment	(9,873)	(6,238)	(15,599)
Payment of dividends to stockholders	(38,928)	(34,093)	(35,718)
Repurchases of common stock	(150,000)	(200,000)	-
Proceeds from issuance of common stock to employees and excess tax benefit	31,531	57,700	48,046

STOCK-BASED COMPENSATION INCLUDED IN:
Cost of revenues	$1,582	$1,820	$2,171
Research and development	6,354	8,908	7,301
Selling, general and administrative	6,228	6,969	7,049